Exhibit 99.1

News Release

Superior Industries Announces Proxy Access Amendment to Bylaws and

Appointment of Ellen Richstone to its Board of Directors

SOUTHFIELD, MICHIGAN – October 25, 2016 – Superior Industries International, Inc. (NYSE:SUP), the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America, today announced that its Board of Directors has amended the Company’s by-laws to implement “proxy access”, reflecting its ongoing commitment to corporate governance best practices. The Company also announced the appointment of Ellen Richstone to its Board of Directors, effective immediately.

Proxy Access

“The Board of Directors has been reviewing proxy access as part of its ongoing consideration of corporate governance best practices,” said Don Stebbins, President, Chief Executive Officer and Director of the Company. “In 2016, we included a non-binding proposal on proxy access that received majority support at our annual meeting of stockholders. After thoughtful dialogue and input from some of our largest stockholders, our Board has decided to adopt a proxy access framework that we believe best serves our Company and our stockholders.”

The amended by-laws allow a stockholder or group of no more than 20 stockholders that has maintained continuous ownership of three percent or more of Superior’s common stock for at least three years to include in Superior’s proxy materials for an annual meeting of stockholders a number of director nominees up to 20 percent of the directors then in office, provided that the stockholder(s) and the stockholder nominees(s) satisfy the requirements specified in the amended by-laws.

Proxy access will be available in connection with the 2017 annual meeting of stockholders.

Director Appointment

Commenting on the appointment of Ellen Richstone to the Board of Directors of Superior, Mr. Stebbins said, “Ellen is an outstanding addition to our Board, bringing broad industry perspective and leadership experience as a seasoned executive and board member. We are very pleased to add her significant finance, strategic planning, M&A expertise, and truly global perspective to our Board. I am confident that her contributions will be extremely beneficial to Superior as we continue our business transformation.”

Ms. Richstone has served in a number of leadership roles, including Chief Financial Officer of several public and private companies, including Rohr Aerospace, a Fortune 500 company, President and Chief Executive Office of the Entrepreneurial Resources Group and the financial expert on the Board of Directors of American Power Conversion, an S&P 500 company. Ms. Richstone currently serves on the Boards of Directors of eMagin Corporation, Bioamber, and Parnell Pharmaceuticals. She also sits on the Board of the National Association of Corporate Directors (NACD) in New England, as well as other non-profit organizations.

Ms. Richstone graduated from Scripps College in Claremont, California and the Fletcher School of Law and Diplomacy at Tufts University, completed the Advance Professional Certificate in Finance at New York University’s Graduate School of Business and earned an Executive Master’s Certification in Director Governance from the American College of Corporate Directors.

Ms. Richstone’s appointment increases the size of the Board to nine directors, eight of whom are classified as independent of the Company.

About Superior Industries

Headquartered in Southfield, Michigan, Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its plants in the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include BMW, FCA, Ford, General Motors, Mazda, Nissan, Subaru, Tesla, Toyota and Volkswagen. For more information, visit www.supind.com.

Contacts:

Investor Relations Line:

(248) 234-7104

Superior Industries

Troy Ford

www.supind.com

FTI Consulting

Effie Veres

(212) 850-5676

effie.veres@fticonsulting.com